Exhibit 4.4

CONSENT OF EXPERT

January 7, 2013

I, David A. Ross, P. Geo., hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with (a) the report entitled “Technical Report on the Arizona Strip Uranium Project” dated February 26, 2007 as updated for Energy Fuels Inc. entitled “Technical Report on the Arizona Strip Uranium Project” dated June 27, 2012, (b) the report entitled “Technical Report on the EZ1 and EZ2 Breccia Pipes, Arizona Strip District, USA” dated June 24, 2009 as updated for Energy Fuels Inc. entitled “Technical Report on the EZ1 and EZ2 Breccia Pipes, Arizona Strip District, USA” dated June 27, 2012 and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. dated January 2013.

/s/ David A. Ross
David A. Ross, P.Geo.